As filed with the Securities and Exchange Commission on October 6, 2026

Registration No. 333-274016

Registration No. 333-267391

Registration No. 333-257750

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-274016

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-267391

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-257750

UNDER

THE SECURITIES ACT OF 1933

BioLife Solutions, Inc.

(BioLife Solutions, LLC, as successor by merger to BioLife Solutions, Inc.)

(Exact name of Registrant as specified in its charter)

Delaware	94-3076866
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

3303 Monte Villa Parkway, Suite 310

Bothell, Washington 98021

(Address of Principal Executive Office)

BioLife Solutions, Inc. 2023 Omnibus Performance Incentive Plan

BioLife Solutions, Inc. Second Amended and Restated 2013 Performance Incentive Plan

BioLife Solutions, Inc. 1998 Stock Option Plan, as amended

(Full title of plans)

George Scott

President, BioLife Solutions, LLC

c/o Repligen Corporation

41 Seyon Street, Bldg. 1, Suite 100

Waltham, MA

(781) 250-0111

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Stuart M. Cable

Jacqueline Mercier

Tevia K. Pollard

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Telephone: (617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “SEC”) by BioLife Solutions, Inc. (“BioLife” or the “Registrant”) and are filed to deregister any and all securities of the Registrant registered but unsold or otherwise unissued under each such Registration Statement as of the effectiveness of the Mergers (as defined below) on October 6, 2026:

•

Registration Statement on Form S-8 (File No. 333-274016), registering 4,665,000 shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”) reserved for issuance under the Registrant’s 2023 Omnibus Performance Incentive Plan (the “2023 Plan”), including 465,000 shares of Common Stock representing an estimated number of shares of Common Stock that were subject to equity awards outstanding under the Registrant’s Second Amended and Restated 2013 Performance Incentive Plan (the “2013 Plan”) (which expired in accordance with its terms) that may have been subsequently forfeited and not issued under such plan and may have become available for issuance under the 2023 Plan, filed with the SEC on August 15, 2023; and

•

Registration Statement on Form S-8 (File No. 333-267391), registering (i) 2,000,000 shares of Common Stock, subject to outstanding stock option awards under the 2013 Plan, and (ii) serving as a post-effective amendment, pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), to the Registrant’s Registration Statement on Form S-8 (File No. 333-257750) filed with the SEC on July 7, 2021, Registration Statement on Form S-8 (File No. 333-222437) filed with the SEC on January 5, 2018, Registration Statement on Form S-8 (File No. 333-205101) filed with the SEC on June 19, 2015, and Registration Statement on Form S-8 (File No. 333-189551) filed with the SEC on June 24, 2013 for the purpose of adding a reoffer prospectus to each such Registration Statement, filed with the SEC on September 12, 2022.

•

Registration Statement on Form S-8 (File No. 333-257750), registering (i) 2,400,000 shares of Common Stock, subject to outstanding stock option awards under the 2013 Plan, and (ii) serving as a post-effective amendment, pursuant to Rule 429 under the Securities Act, to the Registrant’s Registration Statement on Form S-8 (File No. 333-222437) filed with the SEC on January 5, 2018, Registration Statement on Form S-8 (File No. 333-205101) filed with the SEC on June 19, 2015, and Registration Statement on Form S-8 (File No. 333-189551) filed with the SEC on June 24, 2013, for the purpose of adding a reoffer prospectus to each such Registration Statement, filed with the SEC on July 7, 2021.

On October 6, 2026, (a) Bravo Merger Sub I, Inc. (“Merger Sub I”), a Delaware corporation and wholly owned subsidiary of Repligen Corporation, a Delaware corporation (“Repligen”), merged with and into the Registrant (the “First Merger”) with the Registrant surviving the First Merger as a direct, wholly owned subsidiary of Repligen (the “Surviving Company”), and (b) immediately following the First Merger, the Surviving Company merged with and into Bravo Merger Sub II (“Merger Sub II”), a Delaware limited liability company and a wholly owned subsidiary of Repligen (the “Second Merger,” and, together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a direct, wholly owned subsidiary of Repligen, and renamed “BioLife Solutions, LLC.” The Mergers were consummated pursuant to that certain Agreement and Plan of Merger, dated as of July 21, 2026, by and among the Registrant, Repligen, Merger Sub I and Merger Sub II (the “Merger Agreement”).

As a result of the Mergers and the other transactions contemplated by the Merger Agreement, BioLife has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by BioLife in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, by filing these Post-Effective Amendments, BioLife hereby removes from registration all securities registered but unsold or otherwise unissued under such Registration Statements, if any, as of the date hereof, and the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and BioLife hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bothell, State of Washington on October 6, 2026.

BIOLIFE SOLUTIONS, LLC as successor by merger to BioLife Solutions, Inc.

By:	/s/ George Scott
Name:	George Scott
Title:	President and Authorized Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.